Exhibit 1

LOCK-UP LETTER AGREEMENT

LEHMAN BROTHERS INC.

BEAR, STEARNS & CO. INC.

As Representatives of the several
Underwriters named in Schedule I,
to the Underwriting Agreement

c/o Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

The undersigned understands that you and certain other firms (the “Underwriters”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) providing for the purchase by the Underwriters of common shares of beneficial interest par value $0.01 per share (the “Common Shares”), of Republic Property Trust, a Maryland real estate investment trust, (the “Company”), and that the Underwriters propose to reoffer the Common Shares to the public (the “Offering”).

In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Lehman Brothers Inc. and Bear, Stearns & Co. Inc., on behalf of the Underwriters, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Shares (including, without limitation, Common Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and Common Shares that may be issued upon exercise of any option or warrant) or securities convertible into or exercisable or exchangeable for Common Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Common Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Common Shares or securities convertible into or, exercisable or exchangeable for Common Shares or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending on July 1, 2007 (such period, the “Lock-Up Period”).

Notwithstanding the foregoing, the undersigned may transfer Common Shares (i) as a bona fide gift or gifts or by will or intestacy, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of Lehman Brothers Inc. and Bear, Stearns & Co. Inc., on behalf of the Underwriters.  For purposes of this Lock-up Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer Common Shares to any wholly-owned subsidiary of such corporation or by distribution to stockholders of the corporation (including upon the liquidation and dissolution of the corporation pursuant to a plan of liquidation approved by the corporation’s stockholders), and, if the undersigned is a limited liability company, the limited liability company may transfer Common Shares to a member of affiliated limited liability company of such limited liability company or by distribution to members of the limited liability company (including upon the liquidation and dissolution of the limited liability company pursuant to a plan of liquidation approved by its members), and, if the undersigned is a partnership or limited partnership, the partnership or limited partnership may transfer Common Shares to a partner, retired partner, limited partner or affiliated partnership or limited partnership or by distribution to partners of the partnership (including upon the liquidation and dissolution of the partnership pursuant to a plan of liquidation approved by its partners); provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such shares subject to the provisions of this Lock-up Letter Agreement and there shall be no further transfer except in accordance with this Lock-up Letter Agreement.

Notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Lock-Up Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless Lehman Brothers Inc. and Bear, Stearns & Co. Inc. waive such extension in writing.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

Notwithstanding anything contained in this Lock-Up Letter Agreement to the contrary, Lehman Brothers Inc. and Bear, Stearns & Co. Inc., on behalf of the Underwriters, acknowledge and agree that all of the Partnership Units to be issued by Republic Property Limited Partnership (“RPLP”) to RKB/Republic Capital LLC (“RKB Capital”) (in which the undersigned, his affiliate and/or his immediate family member owns a membership interest) will be subject to a grant of a first priority security interest in favor of Kleinwort Benson (Channel Islands) Limited (“Kleinwort Benson”) pursuant to the Loan Facility between RKB Capital and Kleinwort Benson dated May 20, 2004 and the Pledge and Security Agreement between Kleinwort Benson and RKB Capital dated July 9, 2004, and as a result of any exercise of remedies by Kleinwort Benson related thereto, RKB/Republic Capital LLC shall have the right to transfer the Partnership Units (or any part thereof) to Kleinwort Benson or its assignee or designee, and Kleinwort Benson shall have the right to cause the transfer or redemption of such Partnership Units (or any part thereof), pursuant to Section 11.2(ix) and/or Section 8.6 of the Amended and Restated Agreement of Limited Partnership of RPLP, free and clear of any obligations under this Lock-Up Letter Agreement.

It is understood that, if the Company notifies the Underwriters that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Shares, the undersigned will be released from its obligations under this Lock-Up Letter Agreement.  In addition, this Lock-up Letter Agreement shall lapse and become null and void if the Offering shall not have occurred on or before March 31, 2006.

The undersigned understands that the Company and the Underwriters will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions.  Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

[Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof.  Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

	By:	/s/ Richard L. Kramer
Name: Richard L. Kramer
Title: Chairman of the Board of Trustees

Dated: December 20, 2005